Exhibit 99.1

United Homes Group Announces Board of Directors Update

COLUMBIA, SC, April 22, 2024 / United Homes Group, Inc. (“UHG” or the “Company”) (Nasdaq: UHG) announced today that David Hamamoto has resigned from the Board of Directors. Mr. Hamamoto was the founder and principal sponsor of DiamondHead Holdings Corp., which subsequently merged with Great Southern Homes to create UHG, now a publicly-traded homebuilder. The Company is also announcing that Mr. Hamamoto’s seat will be filled by Jamie Pirrello, a 30-year veteran of the homebuilding industry whose resume includes leadership roles at publicly traded homebuilders including Century Communities, Inc. (NYSE: CCS), NVR (NYSE: NVR) and UCP, Inc. (NYSE: UCP).

Mr. Hamamoto commented, “It’s been an honor to partner with Michael Nieri and team over the past few years to help guide his company into the public markets. As we’ve recently recognized the one-year anniversary of the business combination between Great Southern Homes and DiamondHead Holdings and the listing of UHG, the time is right to bolster the team with a seasoned homebuilding professional of Jamie’s caliber. As an equity investor in the company, I look forward to its continued growth.”

UHG Chairman and CEO Michael Nieri stated, “David was critical in helping me fulfill my vision in becoming a publicly traded homebuilder, particularly at a time when macro headwinds were a key focus of investor sentiment around our industry. He’s been a great partner – I thank him for his contributions and wish him well in future endeavors. At the same time, I’m excited to welcome Jamie to the UHG team. His industry experience will be an asset to the organization now and in the future.”

Mr. Pirrello is currently the Managing Partner of Berkeley-Columbia Consulting Group. From 2018 through February 2023, Mr. Pirrello served as a Regional President for Century Communities, overseeing the company’s Southeast, Texas and Florida regions. From 2017 to 2018, Mr. Pirrello was the CFO of Interior Logic Group, one of the nation’s largest flooring and finishes contractors to homebuilders, multifamily builders, and big box home supply stores. During his tenure at ILG, he guided the company through its merger with Interior Specialists, ILG’s largest competitor, in early 2018. From 2016 to 2017, Mr. Pirrello was the CFO of UCP, a San Jose-based land developer and homebuilder that was acquired by Century Communities in 2017. Before UCP, Mr. Pirrello spent most of his 30 years in homebuilding with large public and private builders, including PulteGroup, Inc. (NYSE: PHM), NVR, First Homebuilders of Florida, and BCB Homes, in markets throughout the United States. He has raised billions of dollars in capital, both public and private, and including debt and equity. Mr. Pirrello has extensive experience in M&A transactions and homebuilding operations. Mr. Pirrello earned two MBAs, from Columbia University and the University of California at Berkeley, and his undergraduate degree in accounting from Juniata College.

Mr. Pirrello stated, “I’m thrilled to join the UHG Board of Directors and believe my experience is uniquely aligned to help the company accomplish its medium and long-term growth goals. The combination of UHG’s strong legacy foundation and investments over the past year as a public company to drive future growth are a great platform for future success.”